Exhibit 10.29

April 7, 2009

Alan Belcher

318 Rindge Ave # 101

Cambridge, MA 02140

Re:	Offer to Transfer Employment to New Location

Dear Alan:

As part of a company-wide effort to restructure the business and consolidate operations at a new location in New Hampshire, I would like to extend an offer to transfer your employment at Mascoma Corporation (the “Company”) to our Lebanon, New Hampshire office.

1. Position. You will serve as SVP, Operations for the Company reporting directly to Jim Flatt. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2. Effective Date. It is expected that you will begin work in Lebanon, New Hampshire on May 18, 2009. (the “Effective Date”).

3. Salary. You will continue to be paid a bi-weekly salary at your current pay rate of $9,813.03 ($255,138.78 per annum).

4. Housing Allowance. The Company will provide you with an allowance (the “Housing Allowance”) in the amount of $30,000 to be paid out in $ 1,875 monthly increments beginning June 1, 2009 through September 30, 2010. You acknowledge that this allowance will represent taxable compensation to you and that the Company will report this income and withhold taxes, as required by law.

5. Term and Termination. While the Company is implementing a variety of restructuring measures in an effort to ensure its success, the Company wishes to emphasize that this relocation offer does not constitute any promise of employment for a specific period. Your employment with the Company will continue to be an “at-will” employment relationship, and may be terminated by either party at any time for any reason, with or without cause, without notice according to the terms of paragraph 8 of the employment offer dated 11/16/07, attached.

Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any successor law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

Mascoma Corporation    1380 Soldiers Field Road    Second Floor    Boston, MA 02135    617.234.0099    www.mascoma.com

6. Vesting of Stock Options Upon Separation. Vesting of any stock options which the Company may have granted to you shall cease immediately upon any termination of your employment with the Company for any reason. Vested stock options may be exercised up to 90 days following termination without Cause (as defined in an Incentive Stock Option agreement to be executed by you as a condition to the receipt of any stock options) or for up to 180 days in case of death or total and permanent disability, subject to the terms of your Incentive Stock Option agreement.

7. Confidentiality and Developments Agreement and Non-competition Agreement. You agree and acknowledge that you have received adequate consideration for, and executed, Confidentiality and Developments Agreement and a Non-competition Agreement. You further agree that such Agreements remain in full force and effect despite your relocation to the Company's Lebanon, New Hampshire office, and adequate consideration has been received to support the continued effectiveness of these Agreements. You further agree that by executing this document, below, you are reaffirming your continued agreement to be bound by the terms of those agreements. Copies of the Confidentiality and Developments Agreement and Non-competition Agreement are annexed to this agreement, and are incorporated herein by reference and form part of this agreement. The company agrees to abide by the attached 11/26/07 employment offer unless mutually revised.

8. Assignment. This agreement shall be biding upon and inure to the benefit of the Company, its successors and assigns and to the benefit of you, your heirs and legal representatives. This agreement is for personal services and is, accordingly, not assignable by you. The right of you to receive payment for your services is hereby expressly agreed to be non-assignable and non-transferable, except as otherwise specifically provided herein. This agreement may be assigned by the Company to any successor, including an affiliate of the Company, and in such case. If the assignee assumes and pays any and all of the Company’s obligations hereunder (including any obligations arising prior to such assignment), then such assignment shall effectuate a release of the Company from any and all of its obligations hereunder.

9. Survival of Certain Terms. Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality and Developments Agreement and Noncompetition Agreement.

10. Time to Consider and Accept/Reject this Offer. This offer will remain open until 4:00 p.m. EDT, on Friday, April 10, 2009, after which the offer expires automatically. If you wish to accept this offer, you must do so by delivering a signed, original agreement to Regina DeTore by no later than the above date and time. Please note that if you decide to reject this offer, your employment will be terminated effective May 15, 2009 and you will be provided an opportunity to receive a separation package which will include two months of base pay and subsidized health care insurance continuation under a federal law called COBRA, provided you sign an appropriate release.

We look forward to your continued service with the Company and are pleased that you will be working with us in our Lebanon, New Hampshire location.

Sincerely,

MASCOMA CORPORATION

By:	/s/ Bruce A. Jamerson
Bruce A. Jamerson
Chief Executive Officer

This agreement does not supercede and remains subordinate to the terms of the employment offer dated 11/16/07, attached

Agreed and Accepted:	/s/ Alan Belcher
Alan Belcher

Date:	4/10/09